UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]	Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material Under Rule 14a-12

CHINA TRANSINFO TECHNOLOGY CORP.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11(c)(1)

	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share of China TransInfo Technology Corp. (“common stock”)

	(2)	Aggregate number of securities to which transaction applies:

(A) 13,071,944 shares of common stock issued and outstanding as of June 25, 2012 (consisting of the 25,270,069 shares of common stock outstanding as of June 25, 2012 minus 12,198,125 shares held by Mr. Shudong Xia, Karmen Investment Holdings Limited, SAIF Partners III, L.P., Ms. Danxia Huang and Mr. Shufeng Xia (the “Rollover Shares”)*), (B) 924,901 shares of common stock underlying outstanding options as of June 25, 2012 with an exercise price below $5.80 per share, and (C) 5,555 shares of common stock underlying outstanding warrants as of June 25, 2012 with an exercise price below $5.80 per share.

* The Rollover Shares are being contributed to Shudong Investments Limited immediately prior to the consummation of the merger.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 and the Securities and Exchange Commission Fee Rate Advisory #3 for Fiscal Year 2012 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $76,745,899. The maximum aggregate value of the transaction was calculated based upon the sum of (A) 13,071,944 shares of common stock issued and outstanding as of June 25, 2012 (consisting of the 25,270,069 shares of common stock outstanding as of June 25, 2012 minus the Rollover Shares) multiplied by $5.80 per share merger consideration, (B) 924,901 shares of common stock underlying outstanding options as of June 25, 2012 with an exercise price below $5.80 per share multiplied by $0.98 per share (which is the difference between the $5.80 per share merger consideration and the weighted average exercise price of such options of $4.82 per share), and (C) 5,555 shares of common stock underlying outstanding warrants as of June 25, 2012 multiplied by $4.00 per share (which is the difference between the $5.80 per share merger consideration and the weighted average exercise price of $1.80 per share). The filing fee equals the product of 0.0001146 multiplied by the maximum aggregate value of the transaction.

	(4)	Proposed maximum aggregate value of transaction: $76,745,899

	(5)	Total fee paid: $8,796

[X]	Fee paid previously with preliminary materials.

[X]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid: $560.89

	(2)	Form, Schedule or Registration Statement No.: Form S-3 (Registration No. 333 -162689)

	(3)	Filing party: China TransInfo Technology Corp.

	(4)	Date Filed: October 27, 2009

October 24, 2012

Dear Stockholder:

Please find attached a supplement to the proxy statement previously sent to you in connection with the special meeting of stockholders of China TransInfo Technology Corp. (the “Company”) to be held on October 29, 2012.

At the special meeting, you will be asked to consider and vote upon proposals to approve (i) the Agreement and Plan of Merger, dated as of June 8, 2012 (the “merger agreement”), with TransCloud Company Limited, a Cayman Islands exempted company with limited liability (“Parent”) and TransCloud Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent, (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed and are beneficially owned by Mr. Shudong Xia (“Mr. Xia”), and (ii) adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

If the merger is approved and completed, you will be entitled to receive $5.8 in cash for each share of the Company common stock that you own.

Your board of directors, by unanimous vote and after careful consideration, recommends that all stockholders vote:

  “FOR” the proposal to approve the merger agreement, and
  “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

The merger must be approved by the affirmative vote by both (i) the holders of a majority of the shares of Company common stock and (ii) the holders of a majority of the shares of Company common stock (excluding the shares of Company common stock owned by Mr. Xia, Ms. Danxia Huang, Mr. Shufeng Xia, Karmen Investment Holdings Limited and SAIF Partners III, L.P.)  The approval of the adjournment of the special meeting requires the affirmative vote of the holders of at least a majority of the shares of Company common stock present and entitled to vote at the special meeting as of the record date, whether or not a quorum is present.

A failure to cast any vote on the merger proposal will have the same effect as a vote against the proposal. Therefore, regardless of the number of shares you own, it is important they be represented at the meeting. Your vote is important to us and we need your support.

If you have any questions relating to the stockholder meeting or voting your shares, you may contact the Company’s proxy solicitor, Okapi Partners LLC, toll-free at (855) 305-0855, collect at (212) 297-0720, or by email at info@okapipartners.com.

Thank you in advance for your support and for acting promptly.

By Order of the Board of Directors,

Shudong Xia

Chairman, President, Chief Executive Officer and Secretary